Term Sheet

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 29-I dated August 31, 2012 and

underlying supplement no. 1-I dated November 14, 2011

Term Sheet to Product Supplement No. 29-I Registration Statement No. 333-177923 Dated November 26, 2013; Rule 433

$ Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Materials Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund due December 8, 2014

General

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The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of each of the Materials Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund is greater than or equal to 75% of its Initial Share Price, which we refer to as an Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

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Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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The notes will be automatically called if the closing price of each Fund on any Review Date (other than the first and final Review Dates) is greater than or equal to its Initial Share Price. The second Review Date, and therefore the earliest date on which an automatic call may be initiated, is June 3, 2014.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing December 8, 2014†
—	The payment at maturity is not linked to a basket composed of the Funds. The payment at maturity is linked to the performance of each of the Funds individually, as described below.
—	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Funds:	The Materials Select Sector SPDR® Fund (Bloomberg ticker: XLB) and the Energy Select Sector SPDR® Fund (Bloomberg ticker: XLE) (each, a “Fund” and collectively, the “Funds”). For additional information about each Fund please see Annex A to this term sheet.
Contingent Interest Payments:

If the notes have not been automatically called and the closing price of each Fund on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $18.125* (equivalent to an interest rate of at least 7.25%* per annum, payable at a rate of at least 1.8125%* per quarter).

If the closing price of either Fund on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	With respect to each Fund, an amount that represents 75% of its Initial Share Price, subject to adjustments
Contingent Interest Rate:

At least 7.25%* per annum, payable at a rate of at least 1.8125%* per quarter, if applicable

*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.25% per annum.

Automatic Call:	If the closing price of each Fund on any Review Date (other than the first and final Review Dates) is greater than or equal to its Initial Share Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:

If the notes have not been automatically called and (i) the Final Share Price of each Fund is greater than or equal to its Initial Share Price or (ii) a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been automatically called and (i) the Final Share Price of either Fund is less than its Initial Share Price and (ii) a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price, subject to any Contingent Interest Payment payable at maturity. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Fund Return)

If the notes have not been automatically called and (i) the Final Share Price of either Fund is less than its Initial Share Price and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

Pricing Date:	On or about December 3, 2013
Original Issue Date (Settlement Date):	On or about December 6, 2013
Review Dates†:	March 3, 2014, June 3, 2014, September 3, 2014 and December 3, 2014 (the “final Review Date”)
Interest Payment Dates†:	Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the Interest Payment Dates will be March 6, 2014, June 6, 2014, September 8, 2014 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the first and final Review Dates), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	December 8, 2014
CUSIP:	48126NH42
Other Key Terms:	See “Additional Key Terms” in this term sheet
†

Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I

Investing in the Auto Callable Contingent Interest Notes involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 29-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $2.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-66 of the accompanying product supplement no. 29-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $980.60 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $970.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 26, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 29-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 29-I dated August 31, 2012 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 29-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 29-I dated August 31, 2012:

http://www.sec.gov/Archives/edgar/data/19617/000095010312004448/crt_dp32532-424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Fund Return:	With respect to each Fund: (Final Share Price – Initial Share Price) Initial Share Price
Initial Share Price:	With respect to each Fund, the closing price of that Fund on the Pricing Date, divided by the applicable Share Adjustment Factor
Final Share Price:	With respect to each Fund, the closing price of that Fund on the final Review Date
Share Adjustment Factor:	With respect to each Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 29-I.
Lesser Performing Fund:	The Fund with the Lesser Performing Fund Return
Lesser Performing Fund Return:	The lower of the Fund Returns of the Funds
Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of either Fund is less than its Trigger Level.
Monitoring Period:	The period from, but excluding, the Pricing Date to, and including, the final Review Date

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Selected Purchase Considerations

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QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of at least $18.125* per $1,000 principal amount note (equivalent to an interest rate of at least 7.25%* per annum, payable at a rate of at least 1.8125%* per quarter). If the notes have not been automatically called and the closing price of each Fund on any Review Date is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the closing price of either Fund on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

* The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.25% per annum.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of each Fund on any Review Date (other than the first and final Review Dates) is greater than or equal to its Initial Share Price, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if (i) the Final Share Price of each Fund is greater than or equal to its Initial Share Price or (ii) a Trigger Event has not occurred. However, if the notes have not been automatically called and (i) the Final Share Price of either Fund is less than its Initial Share Price and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

—	EXPOSURE TO EACH OF THE FUNDS — The return on the notes is linked to the Lesser Performing Fund, which will be either the Materials Select Sector SPDR® Fund or the Energy Select Sector SPDR® Fund.

The Materials Select Sector SPDR® Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Materials Select Sector Index. The Materials Select Sector Index measures the performance of the materials sector of the U.S. equity market and includes companies in the following industries: chemicals, metals and mining, paper and forest products, containers and packaging and construction materials. For additional information about the Materials Select Sector SPDR® Fund, see the information set forth under “The Materials Select Sector SPDR® Fund” in Appendix A.

The Energy Select Sector SPDR® Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market and includes companies in the following industries: oil, gas and consumable fuels and energy and equipment services. For additional information about the Energy Select Sector SPDR® Fund, see the information set forth under “The Energy Select Sector SPDR® Fund” in Appendix A.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 29-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 29-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations

The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless

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income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

Non-U.S. Holders should also note that proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required.

In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Funds or any of the equity securities held by the Funds. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 29-I dated August 31, 2012 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and (i) the Final Share Price of either Fund is less than its Initial Share Price and (ii) a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

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THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Fund. If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the closing price of each Fund on that Review Date is greater than or equal to its Interest Barrier. If the closing price of either Fund on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the closing price of either Fund on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately six months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF EITHER FUND — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the value of either Fund, which may be significant. You will not participate in any appreciation in the value of either Fund. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Fund during the term of the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Materials Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund	TS-3

notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 29-I for additional information about these risks.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH FUND — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Funds. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Fund such that you will be equally exposed to the risks related to either of the Funds. The performance of the Funds may not be correlated. Poor performance by either of the Funds over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Fund. Accordingly, your investment is subject to the risk of decline in the value of each Fund.

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THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the closing price of either Fund is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Lesser Performing Fund. We refer to this feature as a contingent buffer. Under these circumstances, and if the Final Share Price of either Fund is less than its Initial Share Price, you will lose 1% of the principal amount of your principal amount for every 1% that the Final Share Price of the Lesser Performing Fund is less than its Initial Share Price. You will be subject to this potential loss of principal even if the relevant Fund subsequently recovers such that the closing price of that Fund is greater than or equal to its Trigger Level. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus any Contingent Interest Payment at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING FUND — Because the payment at maturity will be determined based on the performance of the Lesser Performing Fund, you will not benefit from the performance of the other Fund. Accordingly, if the notes have not been automatically called and (i) the Final Share Price of either Fund is less than its Initial Share Price and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Share Price of the other Fund is greater than or equal to its Initial Share Price.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of the Funds, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the prices of the Funds;
—	the time to maturity of the notes;
—	whether the closing price of either Fund has been, or is expected to be, less than its Interest Barrier on any Review Date and whether a Trigger Event has occurred or is expected to occur;
—	the likelihood of an automatic call being triggered;
—	the dividend rates on the Funds and the equity securities held by the Funds;
—	the actual and expected positive or negative correlation between the Funds, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally;
—	the occurrence of certain events to the Funds that may or may not require an adjustment to the applicable Share Adjustment Factor; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Funds or the securities held by the Funds would have.

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VOLATILITY RISK — Greater expected volatility with respect to a Fund indicates a greater likelihood as of the Pricing Date that the closing price of that Fund could be less than its Interest Barrier on a Review Date and/or that a Trigger Event could occur. An Fund’s volatility, however, can change significantly over the term of the notes. The closing price of a Fund could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

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THERE ARE RISKS ASSOCIATED WITH THE FUNDS — Although the shares of the Funds are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market. Each Fund is subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Funds and, consequently, the value of the notes.

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DIFFERENCES BETWEEN EACH FUND AND ITS UNDERLYING INDEX — Each Fund does not fully replicate its Underlying Index and may hold securities not included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities held by each Fund (such as mergers and spin-offs) may impact the variance between that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index.

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THE MATERIALS SELECT SECTOR SPDR® FUND IS SUBJECT TO RISKS ASSOCIATED WITH THE MATERIALS SECTOR — All or substantially all of the equity securities held by the Materials Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the materials sector. This means the Materials Select Sector SPDR® Fund will be more affected by the performance of the materials sector than a fund or index that was more diversified.

Market or economic factors impacting materials companies and companies that rely heavily on materials could have a major effect on the value of the Materials Select Sector SPDR® Fund. Many companies in this sector are significantly affected by the level and volatility of commodity prices, the exchange value of the dollar, import controls,

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worldwide competition, environmental policies and consumer demand. At times, worldwide production of industrial materials has exceeded demand as a result of over-building or economic downturns, leading to poor investment returns or losses. Other risks may include liabilities for environmental damage and general civil liabilities, depletion of resources, and mandated expenditures for safety and pollution control. The materials sector may also be affected by economic cycles, technical progress, labor relations, and government regulations.

The difficulties described above could cause a downturn in the materials sector generally and could cause the value of the securities held by the Materials Select Sector SPDR® Fund and thus the value of the Materials Select Sector SPDR® Fund to decline or remain flat during the term of the notes, which may adversely affect the value of the notes.

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THE ENERGY SELECT SECTOR SPDR® FUND IS SUBJECT TO RISKS ASSOCIATED WITH THE ENERGY SECTOR — All or substantially all of the equity securities held by the Energy Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the energy sector. This means the Energy Select Sector SPDR® Fund will be more affected by the performance of the energy sector than a fund or index that was more diversified.

Market or economic factors impacting energy companies and companies that rely heavily on energy advances could have a major effect on the value of the Energy Select Sector SPDR® Fund. Energy companies in the Energy Select Sector SPDR® Fund develop and produce oil, gas and consumable fuels and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand, exploration and production spending, world events and economic conditions, swift price and supply fluctuations, energy conservation, the success of exploration projects, liabilities for environmental damage and general civil liabilities and tax and other governmental regulatory policies. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, including natural disasters or terrorist attacks, would adversely impact the Energy Select Sector SPDR® Fund’s performance.

The difficulties described above could cause a downturn in the energy sector generally and could cause the value of the securities held by the Energy Select Sector SPDR® Fund and thus the value of the Energy Select Sector SPDR® Fund to decline or remain flat during the term of the notes, which may adversely affect the value of the notes.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Contingent Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

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What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Fund?

If the notes have not been automatically called and the closing price of each Fund on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $18.125 (equivalent to an interest rate of at least 7.25% per annum, payable at a rate of at least 1.8125% per quarter). The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.25% per annum. If the closing price of either Fund on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing price of either Fund is less than its Interest Barrier as a “No-Coupon Date.” The following table assumes a Contingent Interest Rate of 7.25% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$72.500
1 No-Coupon Date	$54.375
2 No-Coupon Dates	$36.250
3 No-Coupon Dates	$18.125
4 No-Coupon Dates	$0.000

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the Lesser Performing Fund is the Energy Select Sector SPDR® Fund and that the closing price of the other Fund on each Review Date is greater than or equal to its Initial Share Price (and therefore its Interest Barrier and Trigger Level). We make no representation or warranty as to which of the Funds will be the Lesser Performing Fund for purposes of calculating your actual payment at maturity, if any, or as to what the closing price of either Fund will be on any Review Date. In addition, the following table and examples assume an Initial Share Price for the Lesser Performing Fund of $90, an Interest Barrier and a Trigger Level for the Lesser Performing Fund of $67.50 (equal to 75% of the hypothetical Initial Share Price) and a Contingent Interest Rate of 7.25% per annum (payable at a rate of 1.8125% per quarter). The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.25% per annum. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Review Dates Prior to the Final Review Date		Final Review Date
Closing Price of the Lesser Performing Fund	Lesser Performing Fund Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Lesser Performing Fund Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity If a Trigger Event Has Occurred (2)(3)
$162.000	80.00%	$1,018.125	80.00%	$1,018.125	$1,018.125
$153.000	70.00%	$1,018.125	70.00%	$1,018.125	$1,018.125
$144.000	60.00%	$1,018.125	60.00%	$1,018.125	$1,018.125
$135.000	50.00%	$1,018.125	50.00%	$1,018.125	$1,018.125
$126.000	40.00%	$1,018.125	40.00%	$1,018.125	$1,018.125
$117.000	30.00%	$1,018.125	30.00%	$1,018.125	$1,018.125
$108.000	20.00%	$1,018.125	20.00%	$1,018.125	$1,018.125
$103.500	15.00%	$1,018.125	15.00%	$1,018.125	$1,018.125
$99.000	10.00%	$1,018.125	10.00%	$1,018.125	$1,018.125
$94.500	5.00%	$1,018.125	5.00%	$1,018.125	$1,018.125
$90.000	0.00%	$1,018.125	0.00%	$1,018.125	$1,018.125
$85.500	-5.00%	$18.125	-5.00%	$1,018.125	$968.125
$81.000	-10.00%	$18.125	-10.00%	$1,018.125	$918.125
$72.000	-20.00%	$18.125	-20.00%	$1,018.125	$818.125
$67.500	-25.00%	$18.125	-25.00%	$1,018.125	$768.125
$67.491	-25.01%	N/A	-25.01%	N/A	$749.900
$63.000	-30.00%	N/A	-30.00%	N/A	$700.000
$54.000	-40.00%	N/A	-40.00%	N/A	$600.000
$45.000	-50.00%	N/A	-50.00%	N/A	$500.000
$36.000	-60.00%	N/A	-60.00%	N/A	$400.000
$27.000	-70.00%	N/A	-70.00%	N/A	$300.000
$18.000	-80.00%	N/A	-80.00%	N/A	$200.000
$9.000	-90.00%	N/A	-90.00%	N/A	$100.000
$0.000	-100.00%	N/A	-100.00%	N/A	$0.000

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(1)	The notes will be automatically called if the closing price of each Fund on any Review Date (other than the first and final Review Dates) is greater than or equal to its Initial Share Price.
(2)	You will receive a Contingent Interest Payment in connection with a Review Date if the closing price of each Fund on that Review Date is greater than or equal to its Interest Barrier.
(3)	A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of either Fund is less than its Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: Contingent Interest Payments are paid in connection with one of the Review Dates preceding the third Review Date, the closing price of one share of the Lesser Performing Fund is less than the Initial Share Price of $90 on each of the Review Dates preceding the third Review Date and the closing price of one share of the Lesser Performing Fund increases from the Initial Share Price of $90 to a closing price of $108 on the third Review Date. The investor receives a payment of $18.125 per $1,000 principal amount note in connection with one of the Review Dates preceding the third Review Date, but the notes are not automatically called on any of the Review Dates preceding the third Review Date because the closing price of one share of the Lesser Performing Fund is less than its Initial Share Price on each of the Review Dates preceding the third Review Date. Because the closing price of each Fund on the third Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the third Review Date. In addition, because the closing price of each Fund on the third Review Date is greater than its Initial Share Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,018.125 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $18.125 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,036.25 per $1,000 principal amount note.

Example 2: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Lesser Performing Fund increases from the Initial Share Price of $90 to a Final Share Price of $108. The investor receives a payment of $18.125 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity and the Final Share Price of each Fund is greater than its Interest Barrier and Initial Share Price, regardless of whether a Trigger Event has occurred, the investor receives at maturity a payment of $1,018.125 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $18.125 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,072.50 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date, a Trigger Event has occurred and the closing price of one share of the Lesser Performing Fund decreases from the Initial Share Price of $90 to a Final Share Price of $72. The investor receives a payment of $18.125 per $1,000 principal amount note in connection with two of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Final Share Price of the Lesser Performing Fund is greater than its Interest Barrier but is less than its Initial Share Price, the investor receives at maturity a payment of $818.125 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $18.125 per $1,000 principal amount note and repayment of a portion of the principal equal to $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -20%) = $800

The total amount paid on the notes over the term of the notes is $854.375 per $1,000 principal amount note.

Example 4: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date, a Trigger Event has occurred and the closing price of one share of the Lesser Performing Fund decreases from the Initial Share Price of $90 to a Final Share Price of $36. The investor receives a payment of $18.125 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Final Share Price of the Lesser Performing Fund is less than its Interest Barrier and Initial Share Price, the investor receives at maturity a payment of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the notes over the term of the notes is $454.375 per $1,000 principal amount note.

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Example 5: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the closing price of one share of the Lesser Performing Fund decreases from the Initial Share Price of $90 to a Final Share Price of $27. Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Final Share Price of the Lesser Performing Fund is less than its Interest Barrier and Initial Share Price, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

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Historical Information

The following graphs show the historical weekly performance of the Materials Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund from January 4, 2008 through November 22, 2013. The closing price of one share of the Materials Select Sector SPDR® Fund on November 25, 2013 was $44.46. The closing price of one share of the Energy Select Sector SPDR® Fund on November 25, 2013 was $87.43.

We obtained the various closing prices of the Funds below from Bloomberg Financial Markets, without independent verification. The historical prices of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of either Fund on the Pricing Date, any Review Date, including the final Review Date, or any day during the Monitoring Period. We cannot give you assurance that the performance of the Funds will result in the return of any of your principal or the payment of any interest. We make no representation as to the amount of dividends, if any, that the Funds will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Funds.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is

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derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Fund?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Funds” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-39 of the accompanying product supplement no. 29-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

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Annex A

The Materials Select Sector SPDR® Fund

We have derived all information contained in this term sheet regarding the Materials Select Sector SPDR® Fund (the “Materials Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Materials Fund is an investment portfolio managed by SSgA FM, the investment adviser to the Materials Fund. The Materials Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLB.”

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Materials Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Materials Fund, please see the Materials Fund’s prospectus. In addition, information about the Select Sector Trust, SSgA FM and the Materials Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this underlying supplement or any term sheet.

Investment Objective

The Materials Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Materials Select Sector Index. The Materials Select Sector Index measures the performance of the materials sector of the U.S. equity market. For more information about the Materials Select Sector Index, see “Background on the Select Sector Indices” below.

Investment Strategy — Replication

The Materials Fund employs a replication strategy in seeking to track the performance of the Materials Select Sector Index. This means that the Materials Fund typically invests in substantially all of the securities represented in the Materials Select Sector Index in approximately the same proportions as the Materials Select Sector Index. SSgA FM may sell securities that are represented in the Materials Select Sector Index, or purchase securities that are not yet represented in the Materials Select Sector Index, in anticipation of their removal from or addition to the Materials Select Sector Index. Further, SSgA FM may choose to overweight securities in the Materials Select Sector Index, purchase or sell securities not in the Materials Select Sector Index or utilize various combinations of other available techniques, in seeking to track the Materials Select Sector Index.

Under normal market conditions, the Materials Fund generally invests substantially all, but at least 95%, of its total assets in securities composing the Materials Select Sector Index. In addition, the Materials Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). Swaps, options and futures contracts, convertible securities and structured notes may be used by the Materials Fund in seeking performance that corresponds to the Materials Select Sector Index and in managing cash flows. SSgA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the Materials Select Sector Index to be reflected in the portfolio composition of the Materials Fund.

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the Materials Select Sector Index, outside of the Materials Select Sector Index and derivatives, that have a similar investment profile as the Materials Select Sector Index in terms of key risk factors, performance attributes and other economic characteristics. These include industry weightings, market capitalization and other financial characteristics of securities.

Correlation

The Materials Select Sector Index is a theoretical financial calculation, while the Materials Fund is an actual investment portfolio. The performance of the Materials Fund’s return may not match or achieve a high degree of correlation with the return of the Materials Select Sector Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

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Holdings Information

As of November 22 2013, the Materials Fund included 31 companies. The Materials Fund’s three largest holdings are Monsanto Company, E.I. du Pont de Nemours and Company and The Dow Chemical Company. The following table summarizes the Materials Fund’s holdings in individual companies as of that date.

Top Holdings in Individual Securities as of November 22, 2013

Company	Percentage of Total Holdings
Monsanto Company	10.85%
E.I. du Pont de Nemours and Company	10.19%
The Dow Chemical Company	8.58%
Freeport-McMoRan Copper & Gold Inc.	6.70%
Praxair Inc.	6.67%
LyondellBasell Industries NV	6.35%
Ecolab Inc.	4.94%
PPG Industries Inc.	4.71%
Air Products & Chemicals Inc.	4.18%
International Paper Company	3.75%

The information above was compiled from the Select Sector Trust website, without independent verification. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this term sheet.

The Energy Select Sector SPDR® Fund

We have derived all information contained in this term sheet regarding the Energy Select Sector SPDR® Fund (the “Energy Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Energy Fund is an investment portfolio managed by SSgA FM, the investment adviser to the Energy Fund. The Energy Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLE.”

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Energy Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Energy Fund, please see the Energy Fund’s prospectus. In addition, information about the Select Sector Trust, SSgA FM and the Energy Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this underlying supplement or any term sheet.

Investment Objective

The Energy Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. For more information about the Energy Select Sector Index, see “Background on the Select Sector Indices” below.

Investment Strategy — Replication

The Energy Fund employs a replication strategy in seeking to track the performance of the Energy Select Sector Index. This means that the Energy Fund typically invests in substantially all of the securities represented in the Energy Select Sector Index in approximately the same proportions as the Energy Select Sector Index. SSgA FM may sell securities that are represented in the Energy Select Sector Index, or purchase securities that are not yet represented in the Energy Select Sector Index, in anticipation of their removal from or addition to the Energy Select Sector Index. Further, SSgA FM may

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choose to overweight securities in the Energy Select Sector Index, purchase or sell securities not in the Energy Select Sector Index or utilize various combinations of other available techniques, in seeking to track the Energy Select Sector Index.

Under normal market conditions, the Energy Fund generally invests substantially all, but at least 95%, of its total assets in securities composing the Energy Select Sector Index. In addition, the Energy Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). Swaps, options and futures contracts, convertible securities and structured notes may be used by the Energy Fund in seeking performance that corresponds to the Energy Select Sector Index and in managing cash flows. SSgA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the Energy Select Sector Index to be reflected in the portfolio composition of the Energy Fund.

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the Energy Select Sector Index, outside of the Energy Select Sector Index and derivatives, that have a similar investment profile as the Energy Select Sector Index in terms of key risk factors, performance attributes and other economic characteristics. These include industry weightings, market capitalization and other financial characteristics of securities.

Correlation

The Energy Select Sector Index is a theoretical financial calculation, while the Energy Fund is an actual investment portfolio. The performance of the Energy Fund’s return may not match or achieve a high degree of correlation with the return of the Energy Select Sector Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Holdings Information

As of November 22, 2013, the Energy Fund included 44 companies. The Energy Fund’s three largest holdings are Exxon Mobil Corporation, Chevron Corporation and Schlumberger Limited. The following table summarizes the Energy Fund’s holdings in individual companies as of that date.

Top Holdings in Individual Securities as of November 22, 2013

Company	Percentage of Total Holdings
Exxon Mobil Corporation	16.03%
Chevron Corporation	13.90%
Schlumberger Limited	7.27%
Occidental Petroleum Corporation	3.97%
ConocoPhillips	3.80%
Pioneer Natural Resources Company	3.33%
EOG Resources Inc.	3.21%
Halliburton Company	3.13%
Anadarko Petroleum Corporation	3.06%
National Oilwell Varco Inc.	2.58%

The information above was compiled from the Select Sector Trust website, without independent verification. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Background on the Select Sector Indices

We have derived all information contained in this term sheet regarding the Consumer Discretionary Select Sector Index, the Consumer Staples Select Sector Index, Energy Select Sector Index, Financial Select Sector Index, Health Care Select Sector Index, Industrial Select Sector Index, Utilities Select Sector Index, Materials Select Sector Index and Technology Select Sector Index (each, a “Select Sector Index” and collectively, the “Select Sector Indices”), including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”) or BofA Merrill Lynch Research, as index compilation agent (the “Index Compilation Agent”). For further information about the S&P 500® Index, please see accompanying underlying supplement no. 1-I.

In July 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, formed a new joint venture, S&P Dow Jones Indices, which owns the S&P Indices business and the Dow Jones Indexes business, including the Select Sector Indices.

The stocks included in the Select Sector Indices are selected by the Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500® Index. The composition and weighting of the stocks included in the Select Sector Indices can be expected to differ from the composition and weighting of stocks included in any similar

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S&P 500® sector index that is published and disseminated by S&P. S&P acts as the index calculation agent in connection with the calculation and dissemination of the Select Sector Indices. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Index Compilation Agent.

The Materials Select Sector Index

The Materials Select Sector Index is a modified market capitalization-based index that measures the performance of the materials sector of the S&P 500® Index. The Materials Select Sector Index includes companies in the following industries: chemicals, metals and mining, paper and forest products, containers and packaging and construction materials. The Materials Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index.

The Energy Select Sector Index

The Energy Select Sector Index is a modified market capitalization-based index that measures the performance of the energy sector of the S&P 500® Index. The Energy Select Sector Index includes companies in the following industries: oil, gas and consumable fuels; and energy equipment and services. The Energy Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index.

Construction and Maintenance

The Select Sector Indices are developed, maintained and calculated in accordance with the following criteria:

—	Each of the component stocks in the Select Sector Indices (the “Component Stocks”) is a constituent company of the S&P 500® Index.

—	Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices.

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The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a particular company’s stock to a Select Sector Index based on that company’s classification under the Global Industry Classification Standard (GICS).

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The Select Sector Indices are calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, described in the accompanying underlying supplement no. 1-I. The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.

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The Select Sector Indices are calculated by S&P using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:

1.	The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December.

2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding, and other metrics as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as described below.

3.	The Select Sector Indices are first evaluated based on their constituents’ modified market capitalization weights to ensure none of the Select Sector Indices breach the maximum allowable limits defined in paragraphs 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the constituents are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and other metrics as of the rebalancing effective date.

4.	If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no stock exceeds 25% as of the quarter end diversification requirement date.

5.	All excess weight is equally redistributed to all uncapped stocks within the relevant Select Sector Capped Index.

6.	After this redistribution, if the float-adjusted market capitalization weight of any other stock(s) then breaches 23%, the process is repeated iteratively until no stocks breaches the 23% weight cap.

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7.	The sum of the securities with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

8.	If the rule in paragraph 7 is breached, all the securities are ranked in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. The weight of this stock is, then, reduced to 4.6%.

9.	This excess weight is equally redistributed to all stocks with weights below 4.6%. This process is repeated iteratively until paragraph 7 is satisfied.

10.	Index share amounts are assigned to each stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each stock at the rebalancing differs somewhat from these weights due to market movements.

11.	Aside from the sector classification, all index constituents’ corporate actions follow the parent S&P 500, as detailed in underlying supplement 1-I.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

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